UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2018

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 30, 2018, Graco Inc. (the “Company”) entered into a stock repurchase agreement with Patrick J. McHale, the Company’s President and Chief Executive Officer, pursuant to which the Company purchased 650,770 shares of the Company’s common stock held by Mr. McHale at a price of $43.33 per share, representing a three percent discount to the closing price of the Company’s common stock on the preceding trading day. The repurchase transaction was effected pursuant to the Company’s repurchase program and was approved by the Company’s Audit Committee pursuant to the Company’s related person transactions approval policy. The sale of shares by Mr. McHale arose in connection with the dissolution of his marriage. Mr. McHale's holdings remain substantially above his five times base salary holding requirement.

Item 5.07    Submission of Matters to a Vote of Security Holders.

On April 27, 2018, the Company held its Annual Meeting of Shareholders (the “Annual Meeting”) in Minneapolis, Minnesota. Set forth below are the final voting results on each matter submitted to a vote of security holders at the Annual Meeting. Each proposal is described in detail in the Company’s Proxy Statement for 2018 Annual Meeting, filed with the Securities and Exchange Commission on March 14, 2018 (the “2018 Proxy Statement”).

Proposal 1

The following directors were elected to serve for three-year terms:

Name	For	Against	Abstain	Broker Non-Votes
William J. Carroll	131,420,437	9,190,252	41,338	13,496,303
Jack W. Eugster	131,975,785	8,592,703	83,539	13,496,303
R. William Van Sant	131,981,938	8,629,442	40,647	13,496,303
Emily C. White	139,693,390	921,283	37,354	13,496,303

Proposal 2

The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2018 was ratified:

For	Against	Abstain
147,829,541	6,260,032	58,757

Proposal 3

Shareholders approved, on an advisory basis, the compensation paid to our Named Executive Officers as disclosed in the 2018 Proxy Statement:

For	Against	Abstain	Broker Non-Votes
130,610,576	9,776,540	246,911	13,496,303

EXHIBIT INDEX

Exhibit	Description	Method of Filing
10.1	Stock Repurchase Agreement, dated April 30, 2018 by and between Graco Inc. and Patrick J. McHale	Filed Electronically

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

Date: May 1, 2018____________        By:    /s/ Karen Park Gallivan_________
Karen Park Gallivan
Its: Vice President, General Counsel and Secretary